Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
July 22, 2021

Farmers and Merchants Bancshares, Inc.	Contact: Mr. James R. Bosley, Jr.
4510 Lower Beckleysville Rd, Suite H	President
Hampstead, Maryland 21074	(410) 374-1510, ext.104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS RECORD EARNINGS OF $4,061,794 OR $1.35 PER SHARE FOR THE SIX MONTHS ENDED JUNE 30, 2021

HAMPSTEAD, MARYLAND (July 22, 2021) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent of Farmers and Merchants Bank (the “Bank”), announced that net income for the six months ended June 30, 2021 was $4,061,794, or $1.35 per common share, both all-time semi-annual records, compared to $1,879,362, or $0.63 per common share, for the same period in 2020. The primary driver of the significant increase in net income was the acquisition of Carroll Bancorp, Inc. and its subsidiary, Carroll Community Bank (collectively, “Carroll”), that was completed in the fourth quarter of 2020. Also, income from Paycheck Protection Program (“PPP”) loans added approximately $507,000 to net income.

Net income for the three months ended June 30, 2021 was $2,032,219, or $0.67 per share, which was a new quarterly record, compared to $1,036,055, or $0.35 per common share, for the second quarter of 2020 and $2,029,575, or $0.67 per common share, for the first quarter of 2021.

The Company incurred significant one-time costs during 2020 in connection with the acquisition of Carroll. The table below provides a comparison of the Company’s results for the three and six months ended June 30, 2021 versus the same periods of the prior year with and without $165,096 and $344,920 of acquisition costs incurred during the three and six month periods ended June 30, 2020, respectively.

	Three Months Ended			Six Months Ended
	June 30, 2021	June 30, 2020		June 30, 2021	June 30, 2020
			Excluding			Excluding
	As Reported	As Reported	Acquisition Costs	As Reported	As Reported	Acquisition Costs

Income before taxes	$2,601,944	$1,266,626	$1,431,722	$5,217,220	$2,262,849	$2,607,769
Income taxes	569,725	230,571	276,001	1,155,426	383,487	478,400
Net income	$2,032,219	$1,036,055	$1,155,721	$4,061,794	$1,879,362	$2,129,369
Earnings per share	$0.67	$0.35	$0.39	$1.35	$0.63	$0.72
Return on average assets	1.16%	0.85%	0.94%	1.18%	0.80%	0.91%
Return on average equity	15.02%	8.05%	8.98%	15.18%	7.39%	8.38%

Net interest income for the six months ended June 30, 2021 was $3,480,039 higher than for the same period in 2020 due to a $199.5 million increase in average interest earning assets to $650.3 million for the six months ended June 30, 2021 as compared to $450.8 million for the same period in 2020, and a slight increase in the taxable equivalent net yield on interest earning assets to 3.45% for the six months ended June 30, 2021 from 3.44% for the six months ended June 30, 2020. While the net yield remained flat, the taxable equivalent yield on total interest-earning assets decreased 32 basis points to 3.93% for the six months ended June 30, 2021 from 4.25% for the same period in 2020. This was offset by a 47 basis point decrease in the cost of deposits and borrowings to 0.60% for the six months ended June 30, 2021 from 1.07% for the six months ended June 30, 2020. The provision for loan losses totaled $100,000 for the six months ended June 30, 2021, compared to $475,000 for the same period in 2020.

Noninterest income increased by $195,273 for the six months ended June 30, 2021 when compared to the same period in 2020 primarily as a result of an $84,566 increase in mortgage banking income, a $67,818 increase in bank owned life insurance revenue, a $59,461 increase in service charges, and a $37,613 gain on sale of Carroll’s Westminster, Maryland branch office, offset by a $63,635 decrease in the gain on sale of SBA loans. Noninterest expense was $1,095,941 higher in the six months ended June 30, 2021 when compared to the same period in 2020 due primarily to additional personnel, locations and customers added with the acquisition of Carroll. Salaries and benefits increased $924,344, other expenses increased $335,422, and occupancy, furniture and equipment costs increased $181,095. These increases were offset by a decrease of $344,920 in one-time acquisition costs related to the Carroll acquisition. Income taxes increased by $771,939 during the six months ended June 30, 2021 when compared to the same period in 2020 due to higher income before taxes. The effective tax rate increased to 22% during the six months ended June 30, 2021 compared to 17% during the same period last year due to a lower percentage of tax exempt income.

Total assets increased to $707 million at June 30, 2021 from $677 million at December 31, 2020. Loans decreased to $517 million at June 30, 2021 from $522 million at December 31, 2020 due to a $6 million decrease in PPP loans. Investments in debt securities increased to $120 million at June 30, 2021 from $78 million at December 31, 2020. Deposits increased to $612 million at June 30, 2021 from $573 million at December 31, 2020. The book value of the Company’s common stock was $18.00 per share at June 30, 2021, compared to $17.18 per share at December 31, 2020.

During the COVID-19 pandemic, the Company has provided relief to our borrowers, as needed, including temporary deferral of payments. At the start of the pandemic in 2020, the Company modified loans totaling $109.2 million, or 30% of its loan portfolio. At June 30, 2021, modified loans totaled $5.1 million, or 1% of the loan portfolio. In addition, the Company has originated $60 million of PPP loans to customers, $38 million in 2020 and $22 million in 2021. The Company increased its loan loss reserve significantly in 2020 due to the pandemic, but has yet to incur any actual losses. Management has chosen to maintain an elevated loan loss reserve in light of loans that had payment deferrals longer than six months and for which six full monthy principal and interest payments have not yet been received.

James R. Bosley, Jr., President and CEO, commented “We are first and foremost very happy to see the pandemic wind down although our thoughts go out to those permanently impacted by it. We will continue to be diligent about the health and safety of our employees and customers. It is gratifying that our record earnings have continued into the second quarter. The Carroll acquisition continues to contribute as planned and income from PPP loans remains a significant addition to the bottom line.”

About the Company

The Company is a financial holding company and the parent of the Bank. The Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, and Route 26 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, and Eldersburg. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30,	December 31,
	2021	2020
	(Unaudited)
Assets

Cash and due from banks	$31,687,027	$39,898,557
Federal funds sold and other interest-bearing deposits	769,123	1,077,113
Cash and cash equivalents	32,456,150	40,975,670
Certificates of deposit in other banks	350,000	850,000
Securities available for sale	98,251,607	54,477,286
Securities held to maturity	21,401,599	23,078,519
Equity security at fair value	547,914	552,566
Restricted stock, at cost	675,169	900,500
Mortgage loans held for sale	1,317,820	1,673,350
Loans, less allowance for loan losses of $3,404,168 and $3,296,538	517,356,334	521,690,514
Premises and equipment	6,304,771	7,736,556
Accrued interest receivable	1,777,967	2,057,491
Deferred income taxes, net	1,521,861	1,219,668
Other real estate owned	1,411,605	1,411,605
Bank owned life insurance	15,150,383	11,297,342
Goodwill and other intangibles	7,055,274	7,059,408
Other assets	1,908,201	2,336,607
	$707,486,655	$677,317,082

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$126,712,827	$103,155,113
Interest-bearing	485,417,230	470,246,434
Total deposits	612,130,057	573,401,547
Securities sold under repurchase agreements	13,686,564	24,753,972
Federal Home Loan Bank of Atlanta advances	5,000,000	5,000,000
Long-term debt	16,976,093	16,973,280
Accrued interest payable	154,780	409,622
Other liabilities	5,123,819	5,049,178
	653,071,313	625,587,599
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 3,023,487 shares in 2021 and 3,011,255 shares in 2020	30,235	30,113
Additional paid-in capital	28,557,249	28,294,139
Retained earnings	25,917,571	22,698,954
Accumulated other comprehensive (loss) income	(89,713)	706,277
	54,415,342	51,729,483
	$707,486,655	$677,317,082

The accompanying notes are an integral part of these consolidated financial statements.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Interest income
Loans, including fees	$5,783,660	$4,393,267	$11,768,317	$8,715,921
Investment securities - taxable	329,731	191,255	540,955	401,761
Investment securities - tax exempt	152,412	154,699	312,986	298,783
Federal funds sold and other interest earning assets	15,308	16,007	29,445	48,799
Total interest income	6,281,111	4,755,228	12,651,703	9,465,264

Interest expense
Deposits	533,437	832,464	1,128,957	1,738,663
Securities sold under repurchase agreements	14,972	39,496	28,483	77,690
Federal Home Loan Bank advances and other borrowings	190,181	12,865	378,287	12,974
Total interest expense	738,590	884,825	1,535,727	1,829,327
Net interest income	5,542,521	3,870,403	11,115,976	7,635,937

(Recovery of) provision for loan losses	(20,000)	350,000	100,000	475,000

Net interest income after (recovery of)provision for loan losses	5,562,521	3,520,403	11,015,976	7,160,937

Noninterest income
Service charges on deposit accounts	176,483	117,658	335,674	276,213
Mortgage banking income	240,666	350,110	496,933	412,367
Bank owned life insurance income	82,922	43,211	153,041	85,223
Gain on sale of premises and equipment	-	-	37,613	-
Unrealized gain (loss) on equity security	511	4,535	411	13,045
Gain on premium call of debt security	-	-	8,569	-
Gain on sale of SBA loans	-	63,635	-	63,635
Other fees and commissions	47,974	29,077	73,260	59,745
Total noninterest income	548,556	608,226	1,105,501	910,228

Noninterest expense
Salaries	1,844,736	1,296,278	3,471,074	2,651,197
Employee benefits	438,133	359,450	911,021	806,554
Occupancy	245,318	185,394	495,530	368,546
Furniture and equipment	183,689	165,812	380,372	326,261
Acquisition	-	165,096	-	344,920
Other	797,257	689,973	1,646,260	1,310,838
Total noninterest expense	3,509,133	2,862,003	6,904,257	5,808,316

Income before income taxes	2,601,944	1,266,626	5,217,220	2,262,849
Income taxes	569,725	230,571	1,155,426	383,487
Net income	$2,032,219	$1,036,055	$4,061,794	$1,879,362

Earnings per share - basic and diluted	$0.67	$0.35	$1.35	$0.63